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                                                           Exhibit 23



                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the inclusion in this Form 8-K of our report dated January 20, 1994, covering the combined financial statements of the General Dynamics Space Systems Group (the "Group") as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993. It should be noted that we have not audited any financial statements of the Group subsequent to December 31, 1993, or performed any audit procedures subsequent to the date of our report.



                                     By:   /s/ ARTHUR ANDERSEN & CO.
                                               ARTHUR ANDERSEN & CO.

San Diego, California
May 13, 1994
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